FOR IMMEDIATE RELEASE

Caribou Coffee Company, Inc. 3900 Lakebreeze Avenue North Minneapolis, MN 55429 (763) 592-2200 www.cariboucoffee.com

Investor Relations Contact:
ICR
Kathleen Heaney (203) 803-3585
ir@cariboucoffee.com

Caribou Coffee Announces Preliminary 3Q 2007 Total Net Sales and
Comparable Coffeehouse Sales
• Comparable Coffeehouse Net Sales Increase 1%
• “Other Sales” Increase 49 Percent
Minneapolis, Minnesota, October 11, 2007. Caribou Coffee Company, Inc. (Nasdaq:CBOU), the second largest company-owned gourmet coffeehouse operator in terms of coffeehouses, today announced that total net sales for the thirteen weeks ended
September 30, 2007 was approximately $62.0 million, an increase of 9 percent over the same period in the prior year. For the thirty-nine week period ended September 30, 2007 total revenue rose 10 percent over the same period in the prior year.
Comparable Coffeehouse Sales
Comparable coffeehouse net sales increased 1% for the thirteen weeks ended September 30, 2007, compared with the same thirteen weeks in the prior year. For the thirty-nine week period ended September 30, 2007, comparable coffeehouse net sales were flat (0%) as compared with the same thirty-nine week period in the prior year. Franchised stores are not included in the comparable coffeehouse net sales calculations.
Michael J. Coles, the Company’s Chairman and CEO, commented, “The initiatives that we put in place last year, which included more aggressive new beverage and food introductions as well as marketing programs, are resonating with consumers. As a result, we have been able to deliver positive comparable coffeehouse sales for three out of the last four quarters. I am encouraged by our recent performance and believe with other initiatives being undertaken we can continue to enhance the customers’ experience with Caribou Coffee.”
Other Sales
Preliminary “Other Sales”, which consist of sales to commercial customers, franchisees, mail order and Internet sales, increased 49 percent during the thirteen weeks ended September 30, 2007, to $3.8 million versus $2.5 million during the thirteen weeks ended October 1, 2006. This increase was primarily driven by commercial sales. For the thirty-nine week period ended September 30, 2007, “Other Sales” were 46 percent higher than the same period in the prior year.
Coffeehouse Openings
At September 30, 2007, there were 473 coffeehouses, of which 2 company-owned and 2 franchised coffeehouses opened during the thirteen weeks ended September 30, 2007. Caribou Coffee closed 11 company-owned coffeehouses during the thirteen weeks ended September 30, 2007.
Select Operating Data

	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	9/30/2007	10/01/2006	9/30/2007	10/01/2006
Comparable Coffeehouse Sales (Company-Owned)	1%	-1%	0%	-2%

COFFEEHOUSE COUNT
Company-Owned:
Coffeehouses Open at Beginning of Period	441	405	440	386
Coffeehouses Opened during the Period	2	12	11	35
Coffeehouses Closed during the Period	11	1	19	5
Coffeehouses Open at End of Period:
Total Company-Owned	432	416	432	416

Franchised:
Coffeehouses Open at Beginning of Period	39	11	24	9
Coffeehouses Opened during the Period	2	5	17	12
Coffeehouses Closed during the Period	0	0	0	5
Coffeehouses Open at End of Period:
Total Franchised	41	16	41	16
TOTAL COFFEEHOUSES AT PERIOD END	473	432	473	432
The Company expects to release fiscal third quarter 2007 financial results after the market close on Thursday, November 1, 2007.

About the Company
Caribou Coffee, founded in 1992 and headquartered in Minneapolis, Minnesota, is the second largest company owned gourmet coffeehouse operator in the United States based on the number of coffeehouses. As of September 30, 2007 Caribou Coffee had 473 coffeehouses, including 41 franchised locations. Caribou Coffee offers its customers high-quality gourmet coffee and espresso-based beverages, as well as specialty teas, baked goods, whole bean coffee, branded merchandise and related products. Caribou Coffee also sells products to club stores, grocery stores, mass merchandisers, office coffee providers, airlines, hotels, sports and entertainment venues, college campuses and other commercial customers. In addition, Caribou Coffee licenses third parties to use the Caribou Coffee brand on quality food and merchandise items. Caribou Coffee focuses on creating a unique experience for customers through a combination of high-quality products, a comfortable and welcoming coffeehouse environment and a unique style of customer service. For more information, visit the Caribou Coffee web site at www.cariboucoffee.com.
Forward-Looking Statements
Certain statements in this release, and other written or oral statements made by or on behalf of Caribou Coffee are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: fluctuations in quarterly and annual results, incurrence of net losses, adverse effects of management focusing on implementation of a growth strategy, failure to develop and maintain the Caribou Coffee brand and other factors disclosed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
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